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EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

         This AGREEMENT (the "Agreement") is made and entered into as of this 13th day of February 2004, by and between Davel Communications, Inc., (the "Corporation") and Tammy Martin ("the Executive").

         WHEREAS, the Corporation desires to have the Executive provide services to the Corporation as General Counsel, having determined that the services of the Executive are of value to the Corporation, and the Executive desires to be employed by the Corporation as General Counsel; and

         WHEREAS, the Corporation and the Executive intend this Agreement to supersede and replace that certain employment agreement between the parties dated on or about September 3, 2002 (the "Previous Agreement").

         NOW THEREFORE, in consideration of the Executive's performance of the duties set forth herein, and upon the other terms and conditions hereinafter provided, the parties agree as follows:

         1.       Employment and Services.

                  During the term of this Agreement, the Executive shall be employed as General Counsel of the Corporation. As General Counsel, the Executive shall render administrative and management services to the Corporation such as are customarily performed by persons situated in similar executive positions, and such other duties as the Chief Executive Officer ("CEO") may from time to time reasonably direct. As an employee of the Corporation, the Executive shall report directly to the CEO of the Corporation.

         2.       Term of Agreement.

                  The term of this Agreement shall continue for a period of twelve (12) months beginning February 13th, 2004 and ending February 12th, 2005. This Agreement shall supersede the Previous Agreement and the Previous Agreement shall have no force or effect.

         3.       Obligations of the Executive.

                  The Executive agrees to devote his best efforts and substantially all of his business time to the business and affairs of the Corporation, and to discharge his responsibilities herein. The Executive may serve on corporate, civic or charitable boards or committees and may manage personal investments, so long as such activities do not interfere in any material respect with the performance of his responsibilities hereunder.

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EXHIBIT 10.12

         4.       Compensation.

                  a. Salary. During the term of this Agreement, the Corporation shall pay the Executive a salary of $177,424 per annum, which shall be paid at regular intervals (no less often than monthly) in accordance with the Corporation's normal payroll practices.

                  b. Retention Compensation. During the term of this Agreement, the Executive shall receive retention compensation based upon and in accordance with the criterion set forth on Exhibit "A" attached hereto and incorporated herein by reference.

                  c. Benefit Plans. The Executive shall be entitled to participate in any plan of the Corporation relating to pension, deferred compensation, profit-sharing, stock purchase, group life insurance, medical insurance or other retirement or employee benefits that the Corporation may then have in force for the benefit of its Executive employees, and for which he is otherwise eligible. At a minimum, the Corporation shall provide Executive with family medical insurance, long-term disability insurance, and family dental insurance. In the event the Corporation institutes a stock option plan for its executives, Executive shall be eligible to participate in such plan at levels consistent with other senior level executive employees.

                  d. Expense Reimbursement. In addition to the compensation provided to the Executive pursuant to subparagraphs a., b., and c. hereof, and upon receipt of proper documentation, the Corporation agrees to reimburse the Executive for reasonable entertainment, travel, lodging and other miscellaneous expenses, including the reasonable and customary expenses related to the operation and maintenance of a home business office, incurred on its behalf and related to the performance of his duties hereunder. The Corporation shall also reimburse Executive for the reasonable cost of Executive's monthly cellular telephone expenses. Company shall provide Executive with a monthly automobile allowance at a level commensurate with other executives of the Company.

         5.       Vacations.

                           The Executive shall be entitled to four weeks paid vacation for each calendar year during the Term of the Agreement. The timing of vacations shall be scheduled at a time mutually agreed upon between the Executive and the CEO, but in no event shall the Executive take more than two weeks of vacation at any one time. The Executive shall

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EXHIBIT 10.12

                           not be entitled to receive any additional compensation for his unused vacation time.

         6.       Termination of Employment.

                  a. The Executive's employment under this Agreement may be terminated by the Corporation for Cause as hereinafter defined. Any termination of this Agreement other than for "Cause" shall not prejudice his right to receive:

                           (i) Compensation in accordance with Paragraph 4 of this Agreement for the remaining term hereof, and

                           (ii)     The other benefits provided by this
                                    Agreement for the remaining term thereof.

                  b. The Executive shall have no right to receive compensation or other benefits under this Agreement for any period after the date of termination for Cause. For purposes of this Agreement, termination for "Cause" shall include termination because of the
                           (a) Executive's fraud or dishonesty in the course of Executive's employment with the Corporation, (b) gross negligence or willful misconduct committed by Executive in the course of Executive's employment with the Corporation which has or might reasonably be expected to have a material adverse effect upon the business or operations of the Corporation, (c) breach of fiduciary duty involving personal profit, (d) intentional failure to perform stated duties, (e) conviction of a felony or other crime or moral turpitude in the course of employment (e.g. fraud, theft, embezzlement and the like, (f) habitual and excessive use of alcohol or controlled substances other than for therapeutic reasons, (g) failure to achieve the minimum performance criterion set forth on Exhibit "A" or (h) Executive's material breach of any provision of this Agreement.

                  c. This Agreement may be voluntarily terminated by the Executive at any time upon ninety (90) days' written notice to the Corporation or upon such shorter period as may be agreed upon between the Executive and the CEO of the Corporation. In the event of such termination, the Corporation shall be obligated only to continue to pay the Executive his salary up to the date of termination and those retirement and/or employee benefits which have been earned or become payable up to the date of termination.

                  d. If the Executive's employment terminates by reason of the Executive's Disability, as defined in Paragraph 7, the Corporation shall pay the Executive any benefits which pursuant to the terms of

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EXHIBIT 10.12

                           any compensation or benefit plan have been earned and have become payable but which have not yet been paid to the Executive, together with a pro rata portion of any additional compensation that the Executive would have been entitled to receive in respect of the year in which the Executive's date of termination occurs had he continued in employment until the end of such calendar year; however, there shall be no incentive bonus payable with respect to the year during which Executive's employment is terminated.

         7.       Disability.

                  Executive shall be deemed to be disabled and the Corporation may terminate this Agreement if Executive shall, as a result of such Disability, fail to perform the duties hereunder for any 90 days during a consecutive 120-day period. The Corporation may terminate the Executive's employment after having established his Disability, which results in the Executive becoming eligible for long-term disability benefits. For purposes of this Agreement, "Disability" means a physical, or mental infirmity, which prevents the Executive from performing the essential functions of his position under this Agreement. In the event the Executive's employment is terminated by reason of Disability, he shall be entitled to the compensation and benefits provided for under this Agreement for any period prior to the establishment of the Executive's Disability during which is unable to work due to a physical or mental infirmity.

         8.       Non-Solicitation and Non-Competition.

                  a. The Executive agrees that during the term of this Agreement, and for any period after the termination of this Agreement during which he continues to receive compensation under this Agreement, he will not directly or indirectly:

                           (i) Solicit, divert or take away any of the customers, business or patronage of the Corporation or its subsidiaries or affiliates; or

                           (ii) Induce or attempt to influence any employee of the Corporation or its subsidiaries or affiliates to terminate his or her employment therewith.

                  b. Executive agrees that during the term hereof and for twelve (12) months from the date of the termination of Executive's employment hereunder, Executive shall not compete with the Corporation, on behalf of himself or any other person, firm, business or corporation, as follows: he shall not directly or indirectly (i) engage in the pay telephone business; or (ii) request or instigate any account or

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EXHIBIT 10.12

                           customer of the Corporation to withdraw, diminish, curtail or cancel any of its business with the Corporation.

                  c. In the event of a breach or threatened breach of the Executive of the provisions of this Paragraph 8, the Corporation, or any duly authorized officer thereof, will be entitled to a temporary restraining order or injunction.

         9.       Successors; Binding Agreement.

                  This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by his personal or legal representatives, successors, heirs, distributees, devisees, legatees and permitted assigns. This Agreement and all rights of the Corporation hereunder shall inure to the benefit of and be enforceable by its successors and permitted assigns.

         10.      No Assignments.

                  This Agreement is personal to each of the parties hereto and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.

         11.      Notices.

                  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed certified or registered mail, return receipt requested with postage repaid, to the following addresses or to such other address as either party may designate by like notice.

                  a.       If to the Corporation, to:

                           Davel Communications, Inc.
                           200 Public Square
                           Suite 700
                           Cleveland, OH  44114
                           Attention: Chief Executive Officer

                  b.       If to the Executive, to:

                           Tammy Martin
                           2311 S. Overlook Road
                           Cleveland Heights, OH 44106

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EXHIBIT 10.12

                  and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

         12.      Amendments.

                  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties except as herein otherwise provided.

         13.      Paragraph Headings.

                  The Paragraph Headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

         14.      Severability.

                  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provisions shall not affect the validity or enforceability of the other provisions hereof.

                      This space intentionally left blank.

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EXHIBIT 10.12

         15.      Governing Law.

                  This Agreement shall, except to the extent that Federal law shall be deemed to preempt it, be governed by and construed and enforced in accordance with the laws of the State of Ohio.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                        DAVEL COMMUNICATIONS, INC.

                                        By: /s/ WOODY M. MCGEE
                                            ------------------------------------
                                            Woody M. McGee
                                            Chairman and Chief Executive Officer

                                        EXECUTIVE

                                        /s/ TAMMY L. MARTIN
                                        ----------------------------------------
                                        Tammy Martin

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EXHIBIT 10.12

                                   EXHIBIT "A"

                          KEY EXECUTIVE RETENTION PLAN
                 DAVEL COMMUNICATIONS, INC. (THE "CORPORATION")

The purpose of this plan is to retain the Executive for efforts in managing the Corporation and to incent Executive to carry forth certain strategic initiatives at the direction of the Chairman of the Board and CEO.

In the event the Corporation is acquired and the Executives position is eliminate or the Executive is asked to relocate more that fifty miles from their primary residence and does not accept or restructuring efforts eliminate the Executive's position, the Executive will be paid an amount equal to six months severance or the time remaining on this Agreement, which ever is greater.

If the Executive chooses to leave employment prior to the expiration of this Agreement, there will be no retention payments made.

This Agreement may be renewed at the option of the Corporation.

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